AGREEMENT OF PURCHASE AND SALE

                  AND ESCROW INSTRUCTIONS


                          Between


                 OVERLAND PLAZA PARTNERSHIP


                           Seller



                            and



              ARDEN REALTY LIMITED PARTNERSHIP


                         Purchaser



                          Covering

                  299 North Euclid Avenue
                 Pasadena, California 91101





               AGREEMENT OF PURCHASE AND SALE

                  AND ESCROW INSTRUCTIONS



     THIS AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUC
TIONS ("Agreement") is made and entered into this 1st day of April 1997 by and between OVERLAND PLAZA PARTNERSHIP, a California general partnership ("Seller"), and ARDEN
REALTY LIMITED  PARTNERSHIP, a Maryland limited partnership
("Purchaser"), with reference to the following facts:

     A. Seller is the fee owner of that certain parcel of real property (the "Real Property") and the improvements thereon, for informational purposes only, are a five-story office building containing approximately 77,220 rentable square feet, other facilities, fixtures, paving and surfacing thereon or associated therewith, with automobile parking with a total of approximately _____ marked parking spaces (collectively, the "Improvements"). The Real Property and Improvements are located at 299 North Euclid Avenue, Pasadena, California 91101, and is more particularly described in Exhibit "A" attached hereto and forming a part hereof.

     B. Seller desires to sell, and Purchaser desires to purchase, all of the real and personal property owned by Seller located at or forming part of the Real Property, including, but not limited to, the Improvements, and all appurtenant easements and rights, and the Personal Property
(as hereinafter defined) on the terms, covenants and condi tions hereinafter set forth.

     NOW, THEREFORE, with reference to the foregoing reci tals and in reliance thereon and in consideration of the pur chase price hereinbelow set forth, and the other terms, cov enants and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed by Seller and Purchaser as follows:

1. Purchase and Sale. Subject to all of the terms and conditions of this Agreement and for the consideration set forth, on Closing (as hereinafter defined), Seller shall convey, or cause to be conveyed, to Purchaser or to Purchaser's assignee pursuant to paragraph 15(g) below, and Purchaser or its assignee shall purchase from Seller, all of the following:

(a) The Real Property and the Improvements, together with all easements, hereditaments and appurtenances thereto, subject only to such easements, agreements and exceptions as may have been approved by Purchaser in accordance with Paragraph 4(a) hereof and any tenancies and occupancies;

(b) All of the personal property of Seller (the "Personal Property") located at, attached or appurtenant to, or used in connection with the operation or maintenance of the Real Property and/or the Improvements (the "Inventory");

(c) Any leases to tenants leasing space in the Improvements (the "Tenant Leases");

(d)               To the extent assignable, those certain
service and other agreements more particularly described in Exhibit "D" attached hereto and made a part hereof; and

(e) All other right, title and interest of Seller constituting part and parcel of the Property (as hereinafter defined), including, but not limited to, trade names, logos, easements, licenses, permits, air rights, certificates of occupancy, warranties, rights-of-way, signs, trademarks, telephone listings and numbers, sewer agreements, water line agreements, utility agreements, water rights and oil, gas and mineral rights (collectively, the "Intangibles") to the extent assignable or transferable.

Reference herein to the "Property" shall include all of the real, personal and intangible property described in subparagraphs (a) through (e) hereof.

2.          Purchase Price and Payment.  The purchase price
(the "Purchase Price") to be paid by Purchaser to Seller for the Property is the sum of Seven Million and No/100 Dollars
($7,000,000.00), payable as follows:

(a) Upon the opening of Escrow (as hereinafter set forth) Purchaser shall deliver to Escrow Agent (as hereinafter defined) cash in the sum of One Hundred Thousand Dollars ($100,000.00), ("Deposit") which shall be held by Escrow Agent as security for the full performance by Purchaser of its obligations hereunder and on account of the Purchase Price payable at Closing, subject to the following terms and conditions:

   (i) If Closing occurs, then the Deposit shall be applied to the Purchase Price;

   (ii) If Closing does not occur and Seller shall be entitled to liquidated damages as provided in Paragraph
10(b) hereof, Seller shall be entitled to the Deposit; and

   (iii) If the Closing does not occur and Purchaser shall be entitled to the return of the Deposit as provided in this Agreement, the same shall be returned to Purchaser.

(b) Prior to the Close of Escrow, Purchaser shall deliver into Escrow a promissory note payable to Seller in the original principal amount of Five Million and No/100 Dollars ($5,000,000.00) in the form of Exhibit "B" attached hereto and incorporated herein by this reference ("Note"), a Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing securing the Note in favor of Seller in the form of Exhibit "C" attached hereto and incorporated herein by this reference ("Deed of Trust").

(c) Purchaser shall pay to Seller through Escrow Agent at Closing in immediately available funds an amount equal to the balance of the Purchase Price, plus (or minus) the net amount of all costs, expenses, adjustments and prorations to be credited (or debited) to Purchaser pursuant to this Agreement. If Seller fails to forward to Purchaser a Qualifying Statement provided under 1445 of the Internal Revenue Code and an equivalent Form 590RE provided under the Revenue and Taxation Code of the State of California, Escrow Agent shall be entitled to withhold and pay to the Internal Revenue Service and the Franchise Tax Board such withholding required of Purchaser pursuant to Internal Revenue Code 1445 and equivalent form provided under the Revenue and Taxation Code of the State of California.

(d) The Deposit shall be at all times invested by Escrow Agent in the following investments ("Approved Invest ments"): (i) United States Treasury obligations, (ii)
United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller, (iii) Certificates of Deposit or Money Market Accounts of institutions whose deposits are insured by the FDIC or (iv) such other manner as may be reasonably agreed to by Seller and Purchaser. The Deposit shall be disposed of by Escrow Agent only as provided in this Agreement.

(e) All payments required to be made under this Agreement shall be made in U.S. funds.

3.          Escrow.

(a) Opening of Escrow. As soon as commercially reasonable after their complete execution of this Agreement ("Effective Date") and in any event not later than three (3) business days thereafter, Seller and Purchaser shall open an escrow (the "Escrow") with Commerce Escrow Company,
1545 Wilshire Boulevard, Suite 600, Los Angeles, California 90017, Attention: Mark Minsky ("Escrow Agent"), through which the purchase and sale of the Property shall be consummated. A fully executed copy of this Agreement shall be deposited with Escrow Agent, duly executed by Seller, Pur chaser and Escrow Agent, to serve as Escrow instructions to Escrow Agent, and Escrow Agent shall be and is hereby authorized and instructed to deliver pursuant to the terms of this Agreement the documents and monies to be deposited into the Escrow. Escrow Agent may attach to this Agreement Escrow Agent's standard form escrow agreement, to the extent that the same is consistent with the terms hereof, and are reasonably approved by Seller and Purchaser. Escrow Agent shall immediately, upon receipt of such duly executed copy of this Agreement, notify Seller and Purchaser of the opening of Escrow. Should either party fail to open Escrow in accordance with the provisions of this Paragraph 3(a), such failure shall constitute a material breach of this Agreement.

(b) Closing of Escrow. Escrow shall close on or after June 2, 1997 and upon three (3) business days prior notice from Purchaser, but in all events not later than July 1, 1997, provided all of Purchaser's Conditions
Precedent to Closing as set forth in Paragraph 8 hereof have been satisfied. The term "Closing" as used herein shall be deemed to be the date upon which the respective Conditions Precedent to Purchaser's Obligation to Close Escrow (set forth in Paragraph 8 below) and the Conditions Precedent to Seller's Obligation to Close Escrow (set forth in Paragraph
9 below) have been satisfied, the Grant Deed ("Grant Deed" herein) hereinafter referred to is recorded in the office of the County Recorder of Los Angeles County and the net proceeds of sale are held by Escrow Agent for disbursement to Seller. If the Closing as provided herein does not occur, this Agreement and the Escrow shall be cancelled and terminated and thereafter neither party shall have any further obligation or liability to the other party, except as expressly set forth in this Agreement.

4.          Title Matters.

(a)               Title Report.

   (i) Seller has ordered (and upon receipt shall cause to be delivered to Purchaser) a CLTA Preliminary Title Report covering the Real Property and the Improvements, which may state that it is subject to any matter that would be disclosed by a survey (the "Preliminary Title Report"), issued by Chicago Title Insurance Company ("Title Company"), together with true and legible copies of all documents evidencing matters of record shown as exceptions to title thereon. If Purchaser shall desire an ALTA Survey of the Real Property and Improvements ("Survey"), Purchaser shall cause the same to be so made at Purchaser's sole cost and expense before the expiration of the Approval Period (and upon receipt shall deliver a copy of the updated Survey to Seller). Purchaser shall have the right to object to any exceptions contained in the Preliminary Title Report or the Survey by giving notice to Seller before the expiration of the Approval Period. Notwithstanding any of the foregoing, Seller shall at Closing (but shall not be obligated prior thereto) remove of record all tax and mechanic's liens (except only for the liens of the taxes and assessments to be prorated under Paragraph 12(a)(ii)), at its sole cost and expense. Unless Purchaser gives written notice that it disapproves any such additional exceptions to title matters, stating the exceptions so disapproved, before the expiration of the Approval Period, Purchaser shall be deemed to have approved said exceptions. Purchaser's approval of the Preliminary Title Report shall be without prejudice to Pur chaser's right to disapprove additional survey matters or any supplementary reports issued by Title Company or disclosed after the expiration of the Approval Period; provided, however, Purchaser's approval shall not be unreasonably withheld, and, as to survey matters, shall only be applicable if Purchaser shall have obtained a Survey before the expiration of the Approval Period. If for any reason, on or before the Closing Date Seller does not cause such exceptions to title or survey matters which Purchaser timely disapproves (to the extent Purchaser is permitted hereunder to so disapprove) to be removed at no cost or expense to Purchaser (Seller having the right but not the obligation to do so), the obligation of Seller to sell, and Purchaser to buy, the Property as herein provided shall terminate (and Seller and Purchaser shall have no further obligations in connection herewith). Purchaser shall have the option to waive the condition precedent set forth in this paragraph 4(a) by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied. All matters set forth on the Preliminary Title Report, the Survey or any updated Survey obtained by Purchaser which are not timely objected to by Purchaser shall be permitted exceptions to title and shall additionally include (i) any title or survey matters objected to by Purchaser, which objections are subsequently waived in writing by Purchaser, and (ii) any title or survey matters objected to by Purchaser in accordance with the terms and provisions of this Agreement, which objections are cured to Purchaser's satisfaction, (iii) real estate taxes and assessments not yet due and payable; and (iv) the printed exceptions which appear in the standard form ALTA owner's policy of title insurance (with extended coverage).

   (ii) If at the date of Closing there are any liens or encumbrances that Seller is obligated to pay and dis charge, Escrow Agent may use any portion of the Purchase
Price to satisfy the same (if the same are not bonded-over or otherwise satisfied by title endorsement), provided
Seller shall simultaneously either deliver to Escrow Agent at Closing title instruments in recordable form sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing said instruments.

(b) Title Policy. The Title Policy shall be Chicago Title Company's ALTA Owner's policy with liability in the amount of the Purchase Price, showing fee title to the Real Property and the Improvements as vested in Purchaser, or in Purchaser's permitted assignee, subject only to the permitted exceptions specified in Paragraph 4(a) above.

5.          Delivery of Information.

(a) As soon as practicable after the date hereof, but in no event later than five (5) business days after the Effective Date, except as otherwise set forth, Seller shall have delivered or shall have caused to be delivered or made available to Purchaser at the Property to Purchaser to the extent they are in Seller's possession or under its control, the following:

   (i) Evidence that the Real Property complies with the Subdivision Map Act of California, the Property has all of the necessary valid Certificates of Occupancy and otherwise complies with all construction and operational laws, codes, ordinances, regulations and conditional use permits.

    (ii) The loss history of the Property pertaining to any property damage or personal injury suffered for which an insurance claim of more than Fifty Thousand Dollars
($50,000) was submitted by Seller at any time after January
1, 1995 to the extent available to Seller;

   (iii) A set of all "as built" plans, specifications and structural drawings (including, but not limited to, mechanical, electrical, air conditioning, landscaping and sprinkler drawings), third-party soil, geological, seismic, environmental and hazardous materials and asbestos studies or reports, relating to the Improvements or the subsurface conditions, grading plans, water table or other matters bearing upon condition of the Property;

    (iv) All electricity and property tax bills for the period beginning January 1, 1995 to the extent available to Seller;

   (v) Statements of income and expense for the Property for the calendar year 1995, 1996 and current year to date to the extent available to Seller;

   (vi) All warranties and operating manuals that Seller may have from vendors, contractors or servicing agents with respect to the physical condition of the Improvements, the Property or any portion thereof or the equipment located therein;

   (vii) Complete copies of all service and other con tracts pertaining to the Property (including, but not limited to, HVAC, elevator, landscape, management, leasing brokerage and parking) in respect to which Seller is obligated (the "Service Contracts");

  (viii) A list of all personal property (including supplies) owned or leased by Seller and used in connection with the operation, maintenance and repair of the Property.

(b) Purchaser shall have until 5:00 P.M. on June 2, 1997 (the "Approval Period") in which to approve or disapprove all matters and things that are subject to Purchaser's rights of review, inspection and approval hereunder. Purchaser's failure either to approve or disapprove said information before the expiration of the Approval Period as aforesaid shall be deemed its approval thereof. If Purchaser disapproves any of said information, Purchaser shall notify Seller in writing thereof within the time period specified above whereupon, this Agreement shall terminate. However, notwithstanding the foregoing, if Purchaser disapproves any Service Contract, this Agreement shall not terminate and Seller shall lawfully terminate such Service Contract not later than thirty (30) days after the Closing, to the extent the same can be so terminated and provided Purchaser shall pay all cancellation or termination penalties, fees or costs in connection therewith.

6.          Inspections and Approval by Purchaser.

(a) From and after the date hereof, Purchaser and its agents, employees and contractors shall be afforded full access to the Property during normal business hours and upon twenty-four (24) hours prior notice for the purpose of making such investigations as Purchaser deems prudent with respect to the physical condition of the Property, including, but not limited to, engineering tests, subject to the rights of tenants in possession. Seller shall reasonably cooperate to assist Purchaser in completing such inspection. However, Purchaser agrees not to contact any of Seller's tenants without Seller's prior consent and to hold Seller harmless from and against any loss, cost, damage, claim or expense suffered by Seller or the Property and caused by Purchaser's said investigations (the foregoing obligation surviving any termination of this Agreement). In no event shall Purchaser make any intrusive physical testing (environmental, structural or otherwise) at the Property
(such as soil borings or the like) without Seller's prior consent. Purchaser shall promptly restore the Property to its condition immediately prior to such investigations. In addition, Purchaser agrees not to unreasonably interfere with the use and enjoyment of the Property by Seller, its agents, representatives, employees or any tenants or other occupants. Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder.
At the request of Seller, Purchaser shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Purchaser by any third party and, in the event of termination hereunder, shall return all documents and other materials furnished to or on behalf of Purchaser by Seller hereunder. Purchaser shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations strictly confidential; provided; however, that Purchaser shall be entitled to disclose such information to Purchaser's attorneys, consultants, accountants and prospective debt and equity financing sources who reasonably need to be informed in connection with Purchaser's determinations hereunder.

(b) From and after the date hereof until Closing, Purchaser and its agents shall be afforded full opportunity by Seller during normal business hours and upon twenty-four
(24) hours prior notice to examine all operating books and records that relate to the Property (including all specifica tions and as-built drawings to the extent they are in Seller's possession), all building permits, certificates of occupancy, soil reports, engineers' reports and studies, and similar information relating to the Property or its manage ment, operation, maintenance or use, and all warranties and operating manuals that Seller may have from vendors, contrac tors or servicing agents with respect to the physical condi tion of the Property or any portion thereof or the equipment located thereon.

(c) Purchaser shall have until the expiration of Approval Period in which to approve or disapprove the matters referred to in subparagraphs (a) and (b) above. Furthermore, Purchaser shall have until the expiration of the Approval Period in which to approve or disapprove of a market and leasing survey of the Property and the surrounding leasing market (including its own economic analysis of the feasibility of the Property for Purchaser's particular use thereof). Purchaser's disapproval shall be in writing and shall be delivered to Seller prior to the expiration of the Approval Period. Failure to deliver such written disapproval shall be deemed Purchaser's approval of said matters.

7.          Operation of Property Pending Closing.

(a) Tenant Leases. From and after the date of execution of this Agreement and until the Closing Date Seller shall not enter into any new leases or amend or extend, terminate or accept the surrender of any tenancies or approve any subleases without the prior written consent of Purchaser (which consent shall not be unreasonably delayed or withheld). In requesting such consent, Seller shall inform Purchaser in writing of the amount, if any, proposed to be required to pay for, or any allowance proposed to be given for, tenant improvement work, any leasing commissions and fees, in connection with such lease and any rent concessions. Also included in the request for consent, shall be Seller's proposed draft of the lease or amendment agreement. The failure of Purchaser to respond within five (5) business days after written request for any such approval shall be deemed to constitute approval.
Seller shall not collect in advance any rent or other sum due under any tenant lease, except for collection of current rents no more than one month in advance.

(b) Leasing Commissions; Tenant Improvements and Rent Concessions. Seller covenants and agrees to be responsible for all leasing commissions, tenant improvement costs and unamortized rent concessions with respect to any leases (including amendments and renewals) entered into on or before June 2, 1997. Purchaser covenants and agrees to be responsible for all leasing commissions, tenant improvement costs and unamortized rent concessions with respect to any new leases, extensions of existing leases and renewals occurring after June 2, 1997, provided that (i) Purchaser has approved or is deemed to have approved such action or event by Seller and (ii) Seller has delivered to Purchaser copies of the proposed lease and other agreements with respect thereto and to which any brokerage commissions are payable. Failing such delivery and approval (or deemed approval), Seller shall remain responsible for all of costs and expenses including commissions.

(c) Insurance Policies. Seller shall keep all of the insurance policies covering the Property (or substantially equivalent coverage) in full force and effect between the date of this Agreement and Closing (the
"Insurance Policies").

(d) Service Contracts. Seller shall have the right to renew or replace Service Contracts that expire prior to Closing or to enter into new Service Contracts for emergency purposes if deemed reasonably necessary by Seller for any term provided that such Service Contracts are terminable by Seller or its successors in interest upon not more than thirty (30) days' notice to the service provider.

(e) Property Management. Seller shall maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of Seller.

8. Conditions Precedent to Purchaser's Obligation to Close Escrow. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the following conditions, inserted for Purchaser's sole benefit and that may be waived by Purchaser only in writing at its sole option. Said conditions are as follows:

(a) Representations and Warranties True at Clos ing. The representations and warranties of Seller contained in Paragraph 13 of this Agreement shall be true on the date of Closing in all material respects as though such representations and warranties were made on and as of such date.

(b) Compliance with This Agreement. Seller shall have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

(c) Title Policy. Title Company shall be ready, willing and able to issue the Title Policy required by Para graph 4(b).

(d) Change in Condition. Subject to the pro visions of Paragraphs 15(b) and 15(c) hereof, there shall exist no damage, destruction or condemnation of the Property prior to Closing.

9. Conditions Precedent to Seller's Obligation to Close Escrow. The obligation of Seller to consummate the transactions contemplated hereby is subject to the following conditions, inserted for Seller's sole benefit and that may be waived solely by Seller only in writing at its sole option. Said conditions are as follows:

(a) Representations and Warranties True at Clos ing. The representations and warranties of Purchaser con tained in this Agreement, or in any certificate or document signed by Purchaser pursuant to the provisions hereof, shall be true on and as of Closing in all material respects as though such representations and warranties were made on and as of such date.

(b)               Delivery of Purchase Price and Documents.
Purchaser shall have delivered all funds and documents to Escrow Holder required by it hereunder to enable it to close the Escrow.

(c) Compliance with This Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

10.          Remedy of Purchaser and Seller Upon Default.

(a) Remedies of Purchaser. In the event that Seller fails to keep and perform each and every obligation, covenant and agreement herein by Seller to be kept or per formed, then Purchaser may pursue such rights it may have against Seller and the Property either at law or in equity.

(b) Remedy of Seller. THE PARTIES HERETO, BEFORE ENTERING INTO THIS TRANSACTION, HAVE BEEN CONCERNED WITH THE FACT THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IF PURCHASER SHOULD WRONGFULLY FAIL TO PURCHASE THE PROPERTY.
WITH THE FLUCTUATION IN VALUE OF REAL PROPERTY, THE CURRENT
AND HIGHLY UNPREDICTABLE STATE OF THE ECONOMY, THE
FLUCTUATING MONEY MARKET FOR REAL ESTATE LOANS OF ALL TYPES, AND OTHER FACTORS THAT DIRECTLY AFFECT THE VALUE AND MARKET ABILITY OF THE PROPERTY, IT IS REALIZED BY THE PARTIES THAT
IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IM POSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT OF PURCHASER'S WRONGFUL FAIL URE TO PURCHASE THE PROPERTY. THE PARTIES, HAVING MADE DILI GENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL COM PENSATORY DAMAGES SELLER WOULD SUFFER IN THE EVENT OF PUR CHASER'S WRONGFUL FAILURE TO PURCHASE THE PROPERTY, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS AN
AMOUNT EQUAL TO THE DEPOSIT; AND IN THE EVENT OF PURCHASER'S WRONGFUL FAILURE TO PURCHASE THE PROPERTY, SELLER SHALL BE ENTITLED TO SUCH AMOUNT AS FULL LIQUIDATED DAMAGES, AND THAT PAYMENT OR TENDER TO SELLER BY PURCHASER OF SUCH AMOUNT
SHALL TERMINATE ALL OF SELLER'S RIGHTS AND REMEDIES AT LAW
OR IN EQUITY AGAINST PURCHASER WITH RESPECT TO SUCH FAILURE
TO PERFORM.


    /s/ LLG /s/ RC                /s/RSZ
          Seller's                 Purchaser's
          Initials                 Initials


11.          Closing Procedure.

(a) At least one business day prior to the date of Closing, Purchaser shall have delivered to Escrow Agent counterpart executed originals of the following documents and the following sums of money required to be delivered by Purchaser hereunder:

   (i) The Purchase Price in the manner set forth in Paragraph 2(a);

   (ii) Such funds as may be necessary to comply with Purchaser's obligations hereunder regarding prorations, costs and expenses; and

   (iii) A signed counterpart of the Assignment of Leases and Security Deposits (the "Assignment of Leases") if any leases are in effect covering all or any portion of the Property, substantially in the form and substance of Exhibit "G" attached hereto and forming a part hereof and a signed counterpart of the Assignment of Service and Miscellaneous Rights and Agreements (the "Assignment of Service Contracts").

(b) At least one business day prior to the date of Closing, Seller shall have delivered to Escrow Agent counterpart executed originals of the following documents:

   (i) The Grant Deed in the form of Exhibit "E" attached hereto and forming a part hereof;

   (ii) A Bill of Sale (the "Bill of Sale") in the form of Exhibit "F" attached hereto covering the Personal
Property;

   (iii)           An Assignment of Leases;

   (iv) An Assignment of Service Contracts substan tially in the form and substance of Exhibit "H" attached hereto and forming a part hereof;

   (v)            An original counterpart of each of the
Service Contracts, Leases and keys to the Property if in Seller's possession or under its control;

   (vi) Notices to any tenants and occupants of the Property of the transfer of the Property to Purchaser;

   (vii)           To the extent they are in Seller's
possession, a complete set of all plans, specifications and as-built drawings, and all building permits, certificates of occupancy, third-party soil reports, and environmental reports and studies relating to the Improvements; and

   (viii) All warranties and operating manuals that Seller may have from vendors, contractors or servicing agents with respect to the physical condition of the Property or any portion thereof or the equipment located thereon.

(c)               Upon delivery of the foregoing sums and
documents, Escrow Agent shall cause Title Company to cause the Grant Deed to be recorded (by a special recording if necessary) in the Official Records of Los Angeles County,
California, and immediately to issue the Title Policy.

12.          Costs and Prorations.

(a) Prorations. All revenues, income, receiv ables, costs, expenses and payables of the Property shall be apportioned equitably between the parties as of Closing on the basis of the actual number of days in a particular month, and with respect to the items enumerated below where a particular manner of apportionment is provided, then apportionment of such item shall be made in such manner.
The obligation to make apportionments shall survive Closing. Without limitation, the following items shall be so apportioned:

   (i) Monthly rents and percentage rent and "passthroughs" of real estate taxes and operating expenses due from occupancy tenants under Tenant Leases, as and when collected. If at Closing there are any past due rents or charges owed by occupancy tenants, they shall not be prorated until received; Purchaser shall include such delinquencies in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Tenant Lease). To the extent Purchaser receives amounts on account of Tenant Leases on or after the Closing Date, such payments shall be applied first toward then current rent owed to Purchaser in connection with the applicable Tenant Lease for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents, with Seller's share thereof being promptly delivered to Seller. Purchaser may not waive any delinquent rents nor modify a Tenant Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive its share of charges or amounts without first obtaining Seller's written consent. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be require to litigate or declare a default in any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

   (ii) Real estate and personal property taxes and any special assessments, taking into consideration discounts for the earliest permitted payment, based upon the latest previous tax levies. Such items shall be reapportioned between Seller and Purchaser if current tax rates differ from the latest previous tax rates as soon as the same are known. Seller agrees that to the extent any additional taxes, assessments or levies are imposed, assessed or levied against the Property, or any portion thereof, the Seller or the Purchaser at any time subsequent to Closing but with reference to any period prior thereto during Seller's ownership thereof, Seller shall promptly pay to Purchaser an amount equal to such additional assessments or levies. Similarly, if tax refunds become payable for periods during Seller's ownership of the Property, such amounts (subject to adjustments for the potential claims of occupancy tenants that paid tax increases by way of rent escalations to Seller) shall be promptly paid over to Seller. In the event that any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installment due after the Closing Date). In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or lease entered into on or after the Closing Date.

   (iii) Transferable annual permits, licenses, and/or inspection fees, if any, on the basis of the duration of the same;

   (iv) Security Deposits, plus accrued interest, if any, payable thereon to tenants, and any other deposits and prepaid rent, shall be credited (or assigned) to Purchaser;

   (v) Utility charges levied against Seller or the Property, and Purchaser shall transfer all such utility services to its name and account immediately upon Closing;

   (vi) Service Contracts on the basis of the charge or premium for the period involved;

   (vii) Tenant improvements costs and leasing commis sions for leases signed after the June 2, 1997 shall be paid by Purchaser if approved by Purchaser in accordance with Paragraphs 7(a) and 7(b).

   (viii) All other operating expenses incurred in the management and operation of the Property.

No insurance policies shall be assigned hereunder, and accordingly there shall be no proration of insurance premiums.

(b) Expenses of Closing. The expenses of Closing shall be paid in the following manner:

   (i)            Seller shall pay:

     (1) The cost of securing the CLTA standard coverage portion of the Title Policy that is attributable to the required ALTA Owner's coverage, the cost of title endorsements deemed reasonably necessary to satisfy a specific title exception objection by Purchaser);

     (2)              Documentary transfer tax (County and
     City) imposed on the conveyance of title to the Property to Purchaser;

     (3)               Any sales or use taxes that may be
     owing in connection with the transactions contemplated by this Agreement; and

     (4)               One-half of Escrow Agent's Escrow Fee.

   (iii)              Purchaser shall pay:

     (1) The cost of the Preliminary Title Report and the cost of any Escrow or Title cancellation charges in the event that the transaction fails to close through no fault of the Seller and, if Closing does occur, that portion of the cost of the Title Policy that is not to be paid by Seller pursuant to Subsection (b)(i)(1) above and the cost of the ALTA Survey; and

     (2)               The cost of recording the Grant Deed;

     (3)               All expenses relating to Purchaser's
     financing of its acquisition of the Property including the cost of recording the Deed of Trust and obtaining
     Seller's Loan Policy of Title Insurance; and

     (4)               One half of Escrow Agent's Escrow fee.


All other Closing fees and expenses, including, but not limited to, the parties' legal expenses, accounting and con sulting fees, and other incidental expenses in connection with this transaction shall be borne by the party incurring same.

13.          Representations, Warranties and Covenants of Seller.

(a) Seller hereby makes the following representa tions, warranties and covenants, each of which is deemed to be material and each of which is stated by Seller to be true and correct on the date hereof and on the Closing Date and each of which shall survive the Closing:


   (i)   Seller has no knowledge of any:

     (1)                    existing latent defects or seismic
conditions concerning the Real Property or materially incor rect income or expense figures in any financial statements prepared by or for Seller and delivered to Purchaser regarding the Property.

     (2) any claim, litigation or administra tive action, arbitration, proceeding pending before any court, agency or official, nor any such claim or action threatened in writing, relating to the Seller or the Property or with respect to the validity of any statutes, ordinances, regulations or restrictions or any permits or approvals thereunder relating to the construction of any Improvements on the Property or the operation thereof nor any outstanding contingent liabilities affecting the Property;

     (3)                    written notice of violations of
City, County, State, Federal, building, zoning, fire or health codes, regulations or ordinances, filed or issued against the Property;

     (4) Hazardous Substance in existence on or below the surface of the Real Property or in any building located upon the Real Property, including, without limitation, contamination of soil, subsoil or ground water, which constitutes a violation of any applicable law, rule or regulation of any government entity having jurisdiction thereof except for office and medical supplies in customary quantities;

      (5) thing that would suggest any portion of the Property having ever been used as a waste storage or disposal site or gasoline station. Without limiting the other provisions of this Agreement, Seller shall reasonably cooperate with Purchaser's investigation of matters relating to the foregoing provisions of this paragraph and to provide access to and copies of any data and/or documents dealing with potentially Hazardous Sub stances used at the Property and any disposal practices fol lowed in accordance with, and subject to the provisions of, Paragraph 6 hereof. Seller agrees that Purchaser may make inquiries of governmental agencies regarding such matters, without liability for the outcome of such discussions. For the purposes of this Agreement, "Hazardous Substances" shall mean (A) substances defined as "hazardous substances" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S. C. 9601 et seq.), or (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.), together with the regula tions enacted pursuant to such acts, and (B) those substances defined as "hazardous wastes" in 25117 of the California Health and Safety Code or as "hazardous substances" in 25316 of the California Health and Safety Code together with the regulations enacted pursuant to such statutes.

   (ii)           The Service Contracts and any other
agreements, matters and things to be submitted to Purchaser by Seller for approval pursuant to Paragraph 5 above, or otherwise, shall be true, correct and complete copies thereof as of the date of submission thereof, and as thereafter supplemented by supplements or additions, approved in writing by Purchaser, on or before Closing.
Notwithstanding anything to the contrary contained herein, Seller shall have no obligation or liability to Purchaser with respect to any of the foregoing lease matters which shall be confirmed as correct in any tenant estoppel certificate delivered to Purchaser as provided in this Agreement;

   (iii) The operating financial information prepared by Seller and delivered to Purchaser with respect to the Property, consisting of Statements of Operations for the calendar year ended December 31, 1995, December 31, 1996 and for the current calendar year are true and correct in all material respects; in this regard Seller agrees to make available to Purchaser and its accountants, at Purchaser's cost, all accounting records for the calendar years ended December 31, 1995, December 31, 1996 and for the period from January 1, 1997 through the date of Closing, including but not limited to all general ledgers, cash receipts, cancelled checks and any other accounting documents and information reasonably requested; and

   (iv)           As used in this Agreement, "to Seller's
knowledge" or other similar knowledge limitations as to Seller shall mean the actual knowledge, without any duty to investigate, of Leslie L. Gonda.

(b) Notwithstanding anything contained in Para graphs 5(a) or 13(a) to the contrary, Seller is neither responsible nor liable for any representation or warranty, either expressed or implied, guaranty, promise or other information pertaining to the Property or the Improvements made or furnished to Purchaser by any broker representing or purporting to represent Seller.

14. Representations and Warranties of Purchaser. Pur chaser hereby makes the following representations and warranties, each of which is deemed to be material and each of which is stated by Purchaser to be true and correct on the date hereof:

(a) Purchaser has full legal power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be affected by bank ruptcy, insolvency and other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and all documents in connection therewith are not in contravention of or in conflict with any agreement or undertaking to which Purchaser is a party or by which Purchaser may be bound or affected; and

(b) The execution and delivery of this Agreement and the payment and performance by Purchaser of its payments and obligations hereunder require no further action or approval in order to constitute this Agreement as a binding and enforceable obligation of Purchaser, and all such actions have been duly taken by Purchaser.

(c) As of the expiration of the Approval Period and as of the Closing Date (i) Purchaser has received and reviewed all materials provided to Purchaser by Seller pursuant to Sections 4 and 5 above (collectively, the "Due Diligence Materials"), (ii) Purchaser has inspected the Property, (iii) Purchaser has made such investigation of the information contained in the Due Diligence Materials as it deems appropriate, and (iv) Purchaser is satisfied based upon its examination of the Due Diligence Materials and its investigation of all other aspects of the Property which Purchaser deems material to its purchase thereof, including, without limitation, the condition of title to the Property, the zoning of the Property, the condition and physical aspects of all structures located on the Real Property (including the Improvements) and the presence or absence of Hazardous Substances on the Property.

15.       General Covenants and Agreements of Purchaser and Seller.

(a)               Delivery of Possession.  Possession of the
Property shall be delivered to Purchaser upon Closing, subject to the rights of tenants in possession.

(b) Damage to or Destruction of Property Prior to Closing; Risk of Loss. If prior to Closing the Property shall sustain damage caused by fire or other casualty that is insured and that would cost One Hundred Fifty Thousand Dollars ($150,000) or more to repair or if any uninsured loss or casualty occurs that would cost One Hundred Fifty Thousand Dollars ($150,000) or more to repair, either Seller or Purchaser may respectively elect to terminate this Agreement by written notice to the other within fifteen days after notice of such event, or at Closing, whichever is earlier. If neither Seller nor Purchaser so elects to terminate its obligations under this Agreement, or if the loss or casualty would cost less than One Hundred Fifty Thousand Dollars ($150,000) to repair, the Closing shall take place as provided herein and Purchaser shall receive an assignment of Seller's rights to insurance proceeds with respect to any unrepaired damage (including any rental loss proceeds for periods after the Closing), loss or casualty in question. Seller shall retain all interest in and to the insurance proceeds that may be payable to Seller on account of repaired and completed damage, but Seller shall have no obligation of repair or replacement.

(c) Condemnation of Property Prior to Closing. In the event that the Property or any part thereof becomes the subject of a condemnation proceeding other than of a minor immaterial nature prior to Closing, Seller agrees to immediately advise Purchaser thereof. In the event of such condemnation, Purchaser shall have the option to (1) take title in accordance with the terms and conditions of this Agreement and negotiate with the said condemning authority for the condemnation award and receive the benefits thereof without affecting the Purchase Price, or (2) terminate this Agreement and declare its obligations thereunder null and void and of no further effect, in which event all sums theretofore paid to Seller or to Escrow Agent hereunder shall be returned to Purchaser as set forth herein. Notice of the exercise of such option hereunder shall be in writing, delivered to Seller at the address set forth in Paragraph 16(g) of this Agreement (or such other address as Seller may have theretofore designated in writing) at least two days prior to Closing.

(d) Brokers' Commissions. Seller warrants that Seller did not negotiate with respect to the purchase of the Property through any broker, agent, finder, affiliate or other third party or incur any liability, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payments in connection with this Agreement, or the transactions contemplated hereby. Seller hereby agrees to indemnify Purchaser against and hold Purchaser harmless from any and all claims, demands, causes of action or damages resulting from any breach of this warranty. Purchaser hereby warrants that Purchaser did not negotiate through any broker, agent, finder, affiliate or other third party or incur any liability, contingent or otherwise, for any such brokerage or finder's fees, agent's commissions or other like payments, in connection with this Agreement, and hereby agrees to indemnify Seller against and hold Seller harmless from any and all claims, demands, causes of action or damages resulting from any breach of this warranty. This provision shall survive Closing.

(e) Further Assurances Prior to Closing. Seller and Purchaser shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental or appropriate to effect the purchase and sale and the transactions contemplated in this Agreement.

(f)               Time of Essence.  Time shall be of the
essence with respect to the obligations of the parties hereunder.

(g) Assignability. Purchaser may assign all of its rights and duties hereunder to any entity with which Pur chaser is, directly or indirectly, affiliated or an entity to be formed and controlled by the principals (Richard S. Ziman and Victor J. Coleman) of Purchaser, without Seller's consent, upon the giving of written notice to Seller, which notice may not be given less than three days prior to Closing. For the purpose of this paragraph an "affiliate" of or a person "affiliated" with, a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. Any such assignment is conditional upon such assignee assuming the obligations of Purchaser under this Agreement agreeing to be bound by all consents and approvals theretofore given or deemed to have been given by Purchaser, and such assignment or nomination shall not relieve Purchaser of its obligations hereunder.

(h) Waivers, Amendments and Modifications of Provisions. Waivers, amendments or modifications of any term or condition of this Agreement must be in writing signed by the party against whom such waiver is sought to be enforced. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

(i) Indemnification. Seller shall indemnify Pur chaser against and hold Purchaser harmless from any and all loss, cost, damage, claim, liability or expense, including court costs and reasonable attorneys' fees, for third party claims arising out of or in connection with any tort committed by Seller (including any personal injury or property damage or claim of personal injury or property damage of any kind whatsoever, including death, to property or persons, including employees of Seller) unless caused by Purchaser, resulting from such tort occasioned in or about the Property prior to Closing. Purchaser shall indemnify Seller against and hold Seller harmless from any and all loss, damage, claim of damage, liability or expense, including court costs and reasonable attorneys' fees, for third party claims arising out of or in connection with any tort committed by Purchaser (including any personal injury or property damage or claim of personal injury or property damage of any kind whatsoever, including death, to property or persons, including employees of Purchaser) unless caused by Seller, resulting from such tort occasioned in or about the Property (a) as a result of its investigation of the Property during the Approval Period or (b) on or subsequent to Closing. These covenants shall survive Closing.

16.          Miscellaneous Provisions.

(a) Successors and Assigns. Subject to the pro visions hereof, the terms and provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

(b) Meaning of Terms. When necessary herein, all terms used in the singular shall apply to the plural and vice versa; and all terms used in the masculine shall apply to the neuter and feminine genders.

(c) Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by or on behalf of such party.

(d)               Governing Law.  This Agreement is to be
governed by and construed in accordance with the internal laws of the State of California.

(e) Paragraph Headings. The headings of the sev eral paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(f) Attorneys' Fees. If either Seller or Pur chaser shall obtain legal counsel and bring an action or proceeding against the other by reason of an alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party reasonable attorneys' fees, which shall be payable whether or not any proceeding is prosecuted to judgment or award. The term "prevailing party" shall include a party (i) who brings an action or proceeding against the other by reason of the other's breach or default and obtains substantially the relief sought by judgment or award or (ii) who successfully defends an action or proceeding brought by the other party and against whom no material damages or specific performance are awarded.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or, in the alternative, deposited with
(1) the United States Postal Service, Certified Mail with Return Receipt Requested, with postage prepaid or (2) Federal Express or other overnight air freight forwarder for delivery the next business day or (3) by facsimile transmission during normal business hours on regular business days at the to the following addresses, and shall be effective immediately upon delivery:

     Seller:             Overland Plaza Partnership
                         1999 Avenue of the Stars
                         39th Floor
                         Los Angeles, CA 90067
                         Attention: Leslie L. Gonda
                         FAX (310)

     With a copy to:     Daniel Platt, Esq.
                         10100 Santa Monica Boulevard
                         Suite 800
                         Los Angeles, CA 90067
                         FAX (310)

     Purchaser:          Arden Realty, Inc.
                         9100 Wilshire Boulevard
                         Suite 700 East
                         Beverly Hills, CA 90212
                         Attn:  Mr. Richard S. Ziman
                         FAX (310) 246-2941

     With a copy to:     Troy & Gould
                         1801 Century Park East
                         16th Floor
                         Los Angeles, CA 90067
                         Attn:  Kenneth R. Blumer, Esq.
                         FAX (310) 201-4746

     Escrow Agent:       Commerce Escrow Company
                         1545 Wilshire Boulevard
                         Suite 600
                         Los Angeles, CA 90067
                         Attn:  Mark Minsky
                         FAX (213) 484-0417

All notices, requests and other communications may be sent by legal counsel for the party and shall be deemed received on the date of acknowledgment or other evidence of actual receipt.

(h) Severability. If any provision of this Agree ment or the application thereof to any person or cir cumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(i) Further Assurances on or After Closing. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement. This covenant of further assurances shall survive Closing.

(j) Other Parties. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof.

(k) Confidentiality. Seller and Purchaser agree that it is in both of their best interests to keep this Agreement and all information concerning the Property confidential until Closing. Seller and Purchaser each agrees that neither shall take any action nor conduct itself in any fashion that would disclose to third parties unrelated to Purchaser's acquisition or intended ownership and operation of the Property, any aspect of the contemplated transaction. After Closing, neither party shall make any public announcement of the transaction that has not been approved in advance and in writing by the other party.

(l) Tax Deferred Exchange. Seller may desire to dispose of the Property through a tax deferred exchange which qualifies for non-recognition of gain under Section 1031 of the Internal Revenue Code. Purchaser shall cooperate with Seller in attempting to effectuate such exchange, including, but not limited to, the execution of such documentation as may be reasonably necessary to effect such exchange, provided that (i) Purchaser shall not incur any additional liability in connection with an exchange for the benefit of Seller, (ii) Purchaser shall not be obligated to take title to any real property (other than the Property), (iii) the date of Closing shall not be extended as a result of the exchange, without Purchaser's prior written consent, and (iv) any additional costs and charges attributable to the exchange, including, but not limited to, attorneys' fees, brokers' commissions and other transaction related expenses shall be paid for by Seller. Purchaser and Seller further agree that Seller may substitute an intermediary ("Intermediary") to act in place of Seller as the seller of the Property. The Intermediary shall be desig nated in writing by Seller. Upon identification of Interme diary, Intermediary shall be substituted for Seller as the seller of the Property. Purchaser agrees to accept the Property and all other required performance from Intermediary and to render its performance of all of its obligations to Intermediary. Purchaser agrees that performance by Intermediary will be treated as performance by Seller. Seller shall unconditionally guarantee the full and timely performance by Intermediary of each and every one of the representations, warranties, covenants, indemnities, obligations and undertakings of Intermediary. As guarantor, Seller shall be treated as a primary obligor with respect to these representations, warranties, covenants, indemnities, obligations and undertakings, and, in the event of breach, Purchaser may proceed directly against Seller on this guarantee without the need to join Intermediary as a party to any action against Seller. Seller unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, covenants, indemnities, obligations and undertakings directly. In the event of the breach of any representations, warranties, covenants, obligations and undertakings by Seller or Intermediary or in the event of any claim upon any indemnity of Seller or Intermediary (whether the representation, warranty, covenant, indemnity, obligation or undertaking is express or implied), Purchaser's exclusive recourse shall be against the Seller and Purchaser shall have no recourse of any type against the Intermediary arising from this transaction.

          (m)  Condition of Property.  Purchaser
acknowledges that it will inspect and examine the Property and, except as expressly provided in this Agreement, will rely solely on its own investigation of the Property and not on any information provided or to be provided by or on behalf of Seller. Except as otherwise expressly provided in this Agreement, the sale of the Property to Purchaser is made on an "AS IS" "WHERE IS" and "WITH ALL FAULTS" basis. Purchaser acknowledges that in consideration of entering into this Agreement, that, except as expressly provided in this Agreement, Seller makes no warranty or representation, with respect to the Property, or any portion thereof, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition (physical, environmental or otherwise), title (other than the limited warranties of title contained in the grant deed), habitability or fitness for a particular purpose or otherwise.

          (n) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.

          (o) Facsimile Signatures. Purchaser and Seller each (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures in order to expedite the transaction contemplated by this Agreement,
(ii) intends to be bound by its respective telecopied signature, (iii) is aware that the other party will rely on the telecopied signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents and notices effecting the transaction contemplated by this Agreement based on the fact that a signature or notice was sent by telecopy.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.



     Seller:            OVERLAND PLAZA PARTNERSHIP,
                        a California general partnership


                        By:/s/ Leslie L. Gonda
                           Name:  Leslie L. Gonda
                           Title: General Partner

                       By: /s/ Raffi Cohen
                           Name:  Raffi Cohen
                           Title: Managing General Partner

     Purchaser:         ARDEN REALTY LIMITED PARTNERSHIP,
                        a Maryland limited partnership

                        By:  Arden Realty, Inc.,
                             a Maryland corporation,
                             Its general partner


                             By:/s/ Richard S. Ziman
                                Richard S. Ziman,
                                Chairman of the Board and
                                Chief Executive Officer




     The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.

AGREED AND ACCEPTED:

Escrow Agent:

COMMERCE ESCROW COMPANY


By: /s/ Mark Minsky
  Name: Mark Minsky
  Title: Escrow Officer